UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 10, 2022

Verde Resources, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-55276	32-0457838
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

Block B-5, 20/F, Great Smart Tower, 230 Wanchai Rd, Wanchai, Hong Kong
(Address of principal executive offices)

Registrant’s telephone number, including area code (852) 21521223

______________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 10, 2022, Verde Resources, Inc. (the “Company”), through Verde Estates LLC (“VEL”), a limited liability company incorporated in the State of Missouri, which is a wholly-owned subsidiary of the Company’s wholly-owned subsidiary, Verde Renewables, Inc. , entered into a Commercial Lease Agreement and Option to Purchase (the “Lease Agreement”) to rent a 24-acre property in La Belle from Jon Neal Simmons and Betty Jo Simmon (the “Landlord”) in order to kickstart carbon farming with biochar in Missouri.

Under the Lease Agreement, the term of the lease will be for a period of two (2) years and the Company will have the right to renew the lease with a total of three renewal periods with each term being two years. The base rent is ten thousand dollars ($10,000) for the term, payable on the commencement of the Lease Agreement. The Lease Agreement also grants the Company the exclusive right and option to purchase the premises together with all the right title and interest from the Landlord for a consideration of four hundred ninety thousand dollar ($490,000) at any time during the two years period of the lease term. The Company has paid to the Landlord a security deposit of the sum of two hundred forty thousand dollars ($240,000) prior to the execution of the Lease Agreement. If the Company does not exercise the option to renew the lease or the option to purchase the premises from the Landlord, the security deposit shall be returned to the Company.

Item 7.01 Regulation FD Disclosure

On February 10, 2022, the Company issued a Press Release announcing the signing of a lease-to-purchase agreement for a 24-acre property in La Belle to kickstart carbon farming with biochar in Missouri. The Press Release is attached as an Exhibit to this filing.

Item 9.01 Financial Statements and Exhibits

Exhibits.

99.1	Commercial Lease Agreement and Option to Purchase
99.2	Press Release of Verde Resources, Inc. dated February 10, 2022

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERDE RESOURCES, INC.

/s/ Balakrishnan B S Muthu
Balakrishnan B S Muthu
President, and Director

Date: February 15, 2022

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